Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated December 10, 2024) pertaining to the 2018 Incentive Plan of AT&T Inc. (AT&T) of our reports dated February 23, 2024, with respect to the consolidated financial statements of AT&T and the effectiveness of internal control over financial reporting of AT&T included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 10, 2024